PREMIER WEALTH MANAGEMENT TERMINATES ITS MEMORANDUM OF UNDERSTANDING
WITH M1 LUX AG

NEW YORK, N.Y. - (BUSINESS WIRE) - September 18, 2008 - Premier Wealth Management (OTCBB.PWMG.PK) today announced it has exercised its right to terminate the Memorandum of Understanding and not proceed with the M-1 Acquisition at this time as the Board believes that such transaction no longer is in the best interest of the Company’s shareholder’s

Premier’s management team will continue to evaluate potential strategic alternatives aimed to increase shareholder value. “Despite that we have terminated the MOU with M-1 Lux, we are aggressively pursuing other potential strategic alternatives which Premier’s shareholders can benefit from,” stated Nigel Gregg CEO of Premier Wealth Management.

Premier’s management will keep shareholders updated on its strategic alternatives a information becomes available.

Premier Wealth Management, Inc.

Incorporated in the State of Delaware, and headquartered in Cyprus, Premier Wealth Management is currently in the business of providing highly personalized private wealth advisory and investment management services to mid and high net worth individuals and families. Premier Wealth’s sole operating business consists of Master Trust, a financial services company based in Lugano, Switzerland with a fund distribution license granted by the Swiss Federal Banking Commission, with approximately 2,000 mid and high net worth investors.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, the independent authority of the special committee to act on the matters discussed, the successful negotiation of the acquisition and disposal of transactions described above, successful implementation of the company's business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent Form 10-QSB and Form 10-KSB filings with the Securities and Exchange Commission.